Exhibit 99.1

Virtusa Announces First Quarter Fiscal 2010 Financial Results

•                  First quarter fiscal 2010 revenue of $37.4 million decreased 12% year-over-year and 7% in constant currency.

•                  First quarter fiscal 2010 EPS was $0.11 compared to $0.03 in the year ago period.

•                  Cash, cash equivalents, short-term investments and long-term investments of $116.7 million, an increase of 9% over the fourth quarter of fiscal 2009.

Westborough, MA — (July 30, 2009) — Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an enhanced global delivery model, today reported financial results for the first quarter fiscal year 2010, ended June 30, 2009.

First Quarter Fiscal 2010 Financial Results

Revenue for the first quarter of fiscal 2010 was $37.4 million, a decrease of 12% year-over-year and 10% sequentially.  On a constant currency basis (1) first quarter revenue decreased 7% year-over-year and 12% sequentially.

Virtusa reported income from operations of $3.1 million for the first quarter of fiscal 2010, compared to $11 thousand for the first quarter of fiscal 2009 and $3.9 million for the fourth quarter of fiscal 2009.

Net income for the first quarter of fiscal 2010 was $2.6 million, or $0.11 per diluted share, compared to $0.8 million, or $0.03 per diluted share for the first quarter of fiscal 2009 and $3.6 million, or $0.15 per diluted share, for the fourth quarter of fiscal 2009.

The Company ended the first quarter of fiscal 2010 with $116.7 million of cash, cash equivalents, short-term investments and long-term investments (2). The Company generated cash from operations of $4.1 million during the first quarter of fiscal 2010.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “Even in a challenging business environment, we started work with six new clients during the June quarter, continued to execute well against newer client expansion programs, and efficiently managed operations.”  Mr. Canekeratne continued, “We believe our ability to drive successful business outcomes for our clients through our value proposition and outstanding track-record of service excellence combined with our focus on operational efficiencies, positions Virtusa well for sustainable long-term profitable growth.”

Ranjan Kalia, Chief Financial Officer, said, “Consistent with our fiscal year 2010 goals, our first quarter performance  demonstrates our ability to manage profitability and continue to generate positive cash flow from operations.  We also further strengthened our balance sheet, ending the quarter with cash and investments of $116.7 million.” Mr. Kalia added, “We continue to believe sequential growth will resume in the second half of fiscal year 2010 and remain focused on optimizing our cost structure while making select investments in support of growth opportunities.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Second quarter 2010 revenue is expected to be in the range of $36.4 to $37.8 million, with diluted EPS of $0.08 to $0.11.

•                  Fiscal year 2010 revenue is expected to be in the range of $154 to $162 million, with diluted EPS of $0.46 to $0.56.

The Company’s second quarter and fiscal year 2010 diluted EPS estimates assume an average share count of approximately 23.9 million and 24.0 million, respectively (assuming no further exercises of stock-based awards) and assumes a stock price of $9.12, which was derived from the average closing price of the Company’s stock over the five trading days ended on July 24, 2009.  Deviations from this stock price may cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, July 30, 2009 at 5:00 pm Eastern time to discuss the Company’s first quarter 2010 financial results, current financial guidance and other corporate developments.   To access this call, dial 888-211-9994 (domestic) or 913-312-0830 (international).  A replay of this conference call will be available through August 6, 2009 at 888-203-1112 (domestic) or 719-457-0820 (international).  The replay passcode is 3799694.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa Corporation

Virtusa is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides high-value services that enhance clients’ business performance, accelerate time-to-market, increase productivity and improve customer service.

Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.

“Virtusa” is a registered trademark of Virtusa Corporation.

(1)           To determine year-over-year constant currency revenue for the Company’s first quarter of fiscal 2010, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rate in effect for each of the three months ended June 30, 2008 of 1.97 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for each of the three months ended June 30, 2009 of 1.56 U.S. dollars to U.K. pounds sterling.  To determine sequential revenue change in constant currency for the Company’s first quarter of fiscal 2010, revenue from entities reporting in U.K. pounds sterling was converted into U.S. dollars at the average exchange rate in effect for each of the three months ended March 31, 2009 of 1.43 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for each of the three months ended June 30, 2009 of 1.56 U.S. dollars to U.K. pounds sterling.

(2)           The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be the most meaningful indicator of the Company’s liquidity. All of the Company’s investments, other than certain auction-rate securities, are classified as available-for-sale, including our long-term investments which consist of fixed income securities including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Regulation G by the Securities and Exchange Commission. Virtusa presents constant currency revenue to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote (1) above for further detail).  Virtusa also presents a reconciliation of its cash, cash equivalents, short term and long term investments which it believes provides insight into its cash position and overall liquidity (see footnote (2) above for further detail).   While Virtusa’s management believes that these non-GAAP revenue measures and cash reconciliation presentations are useful in evaluating

Virtusa’s revenue and cash position and overall liquidity, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the acquisition of new clients and growth of business, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Virtusa’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things:  Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa’s ability to expand its business or effectively manage growth; restrictions on immigration or changes in immigration laws; the loss of any key member of Virtusa’s senior management team, increasing competition in the IT services outsourcing industry; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period, Virtusa’s ability to attract and retain clients and meet their expectations; Virtusa’s ability to sustain profitability or maintain profitable engagements; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the US dollar and the U.K. pound sterling; and the volatility of the market price of Virtusa’s common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ending March 31, 2009, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2009	March 31, 2009
Assets:
Cash and cash equivalents	$63,523	$55,698
Short-term investments	21,828	23,333
Accounts receivable, net	26,861	28,244
Unbilled accounts receivable	3,810	4,005
Prepaid expenses	4,996	5,050
Deferred income taxes	2,686	4,139
Other current assets	5,127	5,668
Total current assets	128,831	126,137

Property and equipment, net	20,125	19,680
Long-term investments	31,321	28,054
Restricted cash	855	3,489
Deferred income taxes	4,354	5,040
Other long-term assets	4,660	4,623
Total assets	$190,146	$187,023

Liabilities:
Accounts payable	$4,204	$5,499
Accrued employee compensation and benefits	8,532	9,520
Accrued expenses - other	10,732	15,128
Deferred revenue	587	1,016
Income taxes payable	658	151
Total current liabilities	24,713	31,314
Long-term liabilities	2,050	3,123
Total liabilities	26,763	34,437

Stockholders' equity	163,383	152,586
Total liabilities and stockholders' equity	$190,146	$187,023

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except per share amounts, unaudited)

	Three Months Ended
	June 30,
	2009	2008

Revenue	$37,368	$42,543
Costs of revenue	20,871	28,068
Gross profit	16,497	14,475
Total operating expenses	13,401	14,464

Income from operations	3,096	11

Other income (expense)
Interest income, net	421	757
Foreign currency transaction gains (losses)	(652)	16
Other, net	104	7
Total other income (expense)	(127)	780

Income before income tax expense (benefit)	2,969	791
Income tax expense (benefit)	340	(54)

Net income	$2,629	$845

Net income per share of common stock:
Basic	$0.11	$0.04
Diluted	$0.11	$0.03

Weighted average number of common shares outstanding
Basic	22,918,858	23,051,812
Diluted	23,741,889	24,731,081

Virtusa Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Three Months Ended
	June 30,
	2009	2008
Cash flows provided by (used for) operating activities:
Net income	$2,629	$845
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	1,206	1,028
Share-based compensation expense	864	1,064
Gain on disposal of property and equipment	—	(18)
Deferred income taxes, net	(164)	(410)
Foreign currency (gains) losses, net	652	(16)
Net changes in operating assets and liabilities:
Accounts receivable, net	3,519	2,154
Prepaid expenses and other current assets	1,125	(569)
Other long-term assets	(413)	(259)
Accounts payable	(2,666)	(127)
Accrued employee compensation and benefits	(1,089)	(3,092)
Accrued expenses—other	(1,452)	(1,091)
Deferred revenue	(470)	27
Income taxes payable	629	(174)
Excess tax benefits from stock option exercises	(45)	—
Other long-term liabilities	(189)	(6)
Net cash provided by (used for) operating activities	4,136	(644)
Cash flows provided by (used for) investing activities:
Purchase of short-term investments	(926)	(7,025)
Proceeds from sale or maturity of short-term investments	8,400	14,932
Purchase of long-term investments	(10,626)	(9,603)
Proceeds from sale or maturity of long-term investments	2,000	2,737
Purchase of property and equipment	(668)	(3,754)
Proceeds from sale of property and equipment	—	12
Decrease in restricted cash	2,699	285
Net cash provided by (used for) investing activities	879	(2,416)
Cash flows provided by financing activities:
Proceeds from sale of common stock	—	255
Proceeds from exercise of common stock options	1,206	—
Excess tax benefits from stock option exercises	45	—
Principal payments on capital lease obligation	(4)	—
Net cash provided by financing activities	1,247	255
Effect of exchange rate changes on cash and cash equivalents	1,563	(249)
Net increase (decrease) in cash and cash equivalents	7,825	(3,054)
Cash and cash equivalents, beginning of period	55,698	41,047
Cash and cash equivalents, end of period	$63,523	$37,993

Supplemental Non-GAAP Financial Information as of June 30, 2009 and 2008

Reconciliation to total cash and cash equivalents, short-term investments and long term investments:

Cash and cash equivalents, end of period	$63,523	$37,993

Short-term investments	21,828	34,685
Long-term investments	31,321	22,089
Total short-term and long-term investments, end of period	53,149	56,774

Total cash and cash equivalents, short-term investments and long-term investments	$116,672	$94,767

Media Contact:

Brian Ruby

ICR

Brian.ruby@icrinc.com, 203-682-8268

Investor Contact:

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ICR

staci.mortenson@icrinc.com, 203-682-8273

kori.doherty@icrinc.com, 617-956-6730